EXHIBIT 4.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the Effective Date (as defined below), by and between Bionomics Inc., a Delaware corporation (the “Company”), a subsidiary of Bionomics Limited (the “Parent”), and Spyridon “Spyros” Papapetropoulos (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to commence employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of the Parent. (b) “Cause” means any of the following:

(i) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates or any material breach of a written agreement between Executive and the Company or any affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement;

(ii) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, Australia or any state thereof;

(iii) Executive’s gross negligence or willful misconduct or Executive’s willful or repeated failure or refusal to substantially perform assigned duties;

(iv) the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive, that causes material harm to the Company or any successor or affiliate thereof; or

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect;

provided, however, that prior to the determination that “Cause” under clauses (i), (iii), or (v) of this Section 1(b) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) afford Executive a reasonable opportunity to remedy any such breach (if it is capable of being cured), and (C)

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provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause”.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c) “Change in Control” means and includes each of the following:

(i) A transaction or series of transactions (other than an offering of ordinary shares (or American depositary shares) to the general public through a registration statement filed with the Securities and Exchange Commission, the Australian Securities Exchange or a similar regulatory body in any other applicable jurisdiction or a transaction or series of transactions that meets the requirements of sections (A) and (B) of subsection (ii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than Parent, any of its affiliates (including, for clarity, the Company), an employee benefit plan maintained by Parent or any of its affiliates (including, for clarity, the Company) or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s securities outstanding immediately after such acquisition; or

(ii) The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction.

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Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event under this Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(e) “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a substantial diminution in Executive’s authority, duties or responsibilities; provided, however, that, following a Change in Control, a material diminution in Executive’s authority, duties or responsibilities shall not exist solely by reason of Parent and its affiliates prior to the Change in Control no longer being a stand-alone company and instead being a subsidiary, division or business unit of another company, if Executive has substantially the same authority, duties and responsibilities with respect to the subsidiary, division or business unit represented by Parent’s business as Executive had prior to the Change in Control;

(ii) a material diminution in Executive’s annual base salary, other than a reduction of ten percent (10%) or less of Executive’s annual base salary implemented as part of an across-the-board reduction affecting all senior executives of the Company;

(iii) the Company’s requiring Executive to perform Executive’s principal services primarily in a geographic area more than 50 miles from the Executive’s current residence as of the Effective Date (other than travel as required in connection with Executive’s duties under this Agreement); or

(iv) any other action or inaction that constitutes a substantial or persistent breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30) day cure period.

(f) “Involuntary Termination” means (i) Executive’s termination of employment by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s termination of employment by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s termination of employment by reason of Executive’s death, or discharge by the Company following Executive’s Permanent Disability, or as a result of the winding up or bankruptcy of the Company, shall not constitute an Involuntary Termination.

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(g) Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Executive examined by a physician chosen by the Company at the Company’s expense.

(h) “Stock Awards” means all stock options, performance rights, restricted stock units and such other awards, including the Initial Options (as defined below), granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Effective Date; Services to Be Rendered.

(a) Effective Date. This Agreement shall become effective, and Executive’s employment with the Company shall commence, on January 5, 2023 (the “Effective Date”).

(b) Duties and Responsibilities. During the term of his employment hereunder, Executive shall serve as the President and Chief Executive Officer of Parent and the Company. and, subject to any necessary Board and shareholder approvals, shall be appointed to serve as a Managing Director of the Board. In the performance of such duties, Executive shall report directly to, and shall be subject to the direction of, the Board and to such limits upon Executive’s authority as the Board may from time to time impose. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be at the Company office in the Cambridge, Massachusetts metropolitan area or such other locations as mutually agreed upon by the Board and Executive from time to time. Executive will also be expected to travel to the Parent’s locations, including those in Australia, as needed in connection with his duties. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement. Executive agrees to serve without additional salary or compensation as the Chief Executive Officer of Parent and, if elected or appointed thereto, during the term of his employment or engagement with the Company as a director and/or officer of the Parent or any of the Parent’s subsidiaries.

(c) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from (i) serving on industry, trade, civic, or charitable boards or committees, subject to prior Board approval of any such positions; (ii) managing personal investments; or (iii) serving in the outside professional roles and activities set forth on Appendix A hereto; provided that such activities do not interfere with his duties to the Company, as determined in good faith by the Board.

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3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a) Base Salary. The Company shall pay to Executive a base salary of US$525,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b) Signing Bonus. Executive shall be paid a signing bonus of US$50,000 (the “Signing Bonus”), which will be paid in the first payroll period following the Effective Date, subject to the all applicable tax withholdings.

(c) Annual Bonus. In addition to Executive’s base salary, Executive may be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company, an annual cash performance bonus. Executive’s target bonus for each Company fiscal year, commencing with the fiscal year beginning on July 1, 2022 and ending on June 30, 2023 (“FY 2023”), shall be fifty percent (50%) of Executive’s base salary actually paid for the fiscal year to which such annual bonus relates (the “Target Bonus”). Executive’s actual annual bonus will be determined on the basis of Executive’s and/or the Company’s or its affiliates’ attainment of financial or other performance criteria established by the Board or its designee. Except as otherwise provided in this Agreement, Executive must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an annual bonus in any year, and that whether the Company pays Executive an annual bonus and the amount of any such annual bonus will be determined by the Board in its sole discretion. Executive’s annual bonus earnable for FY 2023 shall not be subject to proration to reflect the portion of FY 2023 following the Effective Date and during which the Executive is employed by the Company, and Executive shall be eligible to earn a full Target Bonus for FY 2023; however, Executive’s FY 2023 annual bonus shall be reduced by an amount equal to the Signing Bonus (but, for clarity, such annual bonus shall not be reduced below $0).

(d) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. Until such time as the Company provides medical, dental and vision healthcare benefits under plans maintained by the Company, the Company will provide Executive with a monthly stipend in the amount of US$2,500 to assist with the payment of his premiums for healthcare benefits through his former employer or COBRA (as defined below).

(e) Expenses. The Company shall reimburse Executive for reasonable out-of- pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

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(f) Vacation or Paid Time Off. Executive shall be entitled to four (4) weeks of vacation or paid time off each year in accordance with the Company’s leave policies.

(g) Stock Awards. In consideration of Executive’s compliance with the non- competition provisions set forth in Section 5(b) hereof, subject to Board and Parent shareholder approval, Executive will receive a grant of stock options (the “Initial Options”) to purchase

27,067,015 of the Parent’s ordinary shares on the date shareholder approval of the Initial Options is obtained (the “Grant Date”). The Initial Options will have a per share exercise price equal to the volume weighted average selling price of Parent’s ordinary shares for the five (5) trading day period ending immediately prior to the Grant Date. The Initial Options shall vest over a four (4)- year vesting schedule, subject to a one-year cliff, such that twenty-five percent (25%) of the Initial Options shall vest on the first anniversary of the Grant Date, and six and a quarter percent (6.25%) of the Initial Options shall vest on each three-month anniversary of the Grant Date thereafter, in each case, subject to the Executive’s continued employment with the Company through each applicable vesting date. Parent will provide Executive with the offer evidencing the Initial Options following shareholder approval. Subject to any required Board and Parent shareholder approvals under applicable law or the listing rules of the Nasdaq Global Market or the Australian Securities Exchange, Executive will be considered for annual Stock Award grants. All of Executive’s Stock Awards will be subject to the terms and conditions of the Parent equity plan pursuant to which they will be granted and the applicable award agreements.

4. Severance. Executive shall be entitled to receive benefits upon a termination of employment only as set forth in this Section 4:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, including any officer positions held at Parent and as a member of the Board (if Executive is then a member of the Board).

(b) Severance Upon Involuntary Termination. Subject to Sections 4(d), 4(h) and 10(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated Executive shall be entitled to receive, the benefits provided below:

(i) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect, accrued and unused PTO, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Involuntary Termination (the “Accrued Obligations”);

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(ii) Executive shall be entitled to receive a termination benefit in an amount equal to the sum of (A) Executive’s annual base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, plus (B) Executive’s Target Bonus for the fiscal year in which such termination occurs (together, the “Termination Payment”). The Termination Payment shall be paid to Executive in substantially equal installments, in each case, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) during the twelve (12) month period beginning on the date Executive’s service terminates (the “Termination Period”); provided, that no such payment shall be made prior to the date on which the Release (as defined below) becomes effective and irrevocable (the “Release Effective Date”) (and the initial payment will include any payments that would otherwise have been paid prior to the effectiveness of the Release in accordance with the foregoing schedule), and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no Termination Payment payments shall be made prior to the beginning of the second (2nd) such calendar year and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payment date occurring in the latter such calendar year (or, if later, the first regularly scheduled Company payment date occurring after the Release becomes irrevocable); further provided, that if Executive is also eligible for Garden Leave Payments under the Proprietary Information and Inventions Assignment Agreement (as defined below), then, each Termination Payment installment will be reduced by the amount of such Garden Leave Payments paid to Executive during the same pay period such installment is paid;

(iii) for the period beginning on the date of Executive’s Involuntary Termination and ending on the date which is twelve (12) full months following the date of Executive’s Involuntary Termination (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if Executive and/or his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to (1) the monthly premium Executive and/or his covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or his eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Executive’s Involuntary Termination) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and/or his covered dependents, as applicable, based on the cost sharing levels in effect on the date of Executive’s Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums.

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Executive shall notify the Company immediately if Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self- employment; and

(iv) Executive’s outstanding and unvested Stock Awards will vest on an accelerated basis on the Release Effective Date with respect to the number of Stock Awards that would have vested over the twelve (12)-month period immediately following the date of Executive’s Involuntary Termination had Executive remained employed with the Company during such twelve (12)-month period (the “Accelerated Vesting”). For clarity, each Stock Award shall remain payable at such time or times as set forth in the applicable Stock Award agreement, notwithstanding the Accelerated Vesting, and all Stock Awards that have not vested on the date of Executive’s Involuntary Termination and which are not eligible to vest on the Release Effective Date under the Accelerated Vesting shall be canceled and forfeited without payment on the date of Executive’s Involuntary Termination.

(c) Termination for Cause, Voluntary Resignation Without Good Reason, Death or Termination for Permanent Disability. In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company for Cause, Executive’s resignation without Good Reason, Executive’s death or Executive’s termination of employment following Executive’s Permanent Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d) Preconditions to Receipt of Post-Termination Benefits. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 4(b) above (other than the Accrued Obligations), Executive shall execute and not revoke a general release of all claims in favor of the Company and its affiliates (including, for clarity, Parent) (the “Release”) in the form attached hereto as Exhibit B. In the event the Release does not become effective within the fifty- five (55) day period following the date of Executive’s Involuntary Termination, Executive shall not be entitled to the aforesaid payments and benefits.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to Executive under this Section 4 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections

2101 et seq., and the Department of Labor regulations thereunder, or any similar state statute.

(f) No Mitigation. Except as otherwise provided in Section 4(b)(iii) above,

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Executive shall not be required to mitigate the amount of any payment provided for in this Section

4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4.

(g) Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s and Parent’s business, and all other property belonging to the Company or Parent, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company or Parent, as applicable. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any severance benefits described in this Agreement.

(h) Shareholder Approvals. Notwithstanding the foregoing, Executive acknowledges that the termination benefits set forth in Section 4(b) shall be subject to Parent shareholder approval to the extent required under the Corporations Act 2001 (Cth) or the ASX Listing Rules and to the extent such Parent shareholder approval is not obtained if required, the Executive’s rights to the termination benefits set forth in Section 4(b) in excess of the amount permitted by the Corporations Act 2001 (Cth) and the ASX Listing Rules shall automatically be forfeited and shall be of no further force or effect. In no event will Executive be eligible to receive the termination benefits set forth in Section 4(b) if Executive’s Involuntary Termination occurs prior to the date of any such Parent shareholder approval.

5. Certain Covenants.

(a) Confidential Information. As a condition of Executive’s employment with the Company, Executive is required to sign and comply with the Company’s standard proprietary information and inventions assignment agreement, a copy of which is attached hereto as Exhibit C (the “Proprietary Information and Inventions Agreement”).

(b) Non-Competition. In consideration of the Initial Options, which Executive acknowledges and agrees is fair and reasonable consideration independent from Executive’s employment under this Agreement, Executive acknowledges and agrees that, Executive is required to comply with the non-competition provisions set forth in Section 6.1 of the Proprietary Information and Inventions Agreement.

(c) Non-Solicitation of Company Personnel. During the term of Executive’s employment or engagement with the Company, and for a period of one year immediately following the termination of such employment or engagement for any reason, Executive will not, directly or indirectly, for his own benefit or for the benefit of any other individual or entity: (i) employ or hire any Company Personnel in any capacity (whether as an employee, contractor,

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consultant or otherwise); (ii) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (iii) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (iv) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Executive may publish without targeting any Company Personnel shall not be considered a violation of Section 5(c).

(d) Non-Solicitation of Company Customers. During the term of Executive’s employment or engagement with the Company, and for a period of one year immediately following the termination of such employment or engagement, Executive will not, directly or indirectly, for his own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.

(e) Nondisparagement. Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company or Parent or their respective board members, officers, employees or businesses. The Company agrees that neither its board members nor officers nor the members of the Board or the officers of Parent shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Agreement.

(f) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company;

(ii) Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be

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incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants; and

(iii) Cessation of Termination Benefits. The right and remedy to cease the provision of any termination benefits provided under Section 4(b) above.

(g) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(h) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(i) Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(j) Definitions. For purposes of this Section 5:

(i) The term “Business” means any business or part thereof that

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develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during Executive’s employment or engagement with the Company.

(ii) The term “Company” means not only Bionomics, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Bionomics, Inc. (including, for clarity, Parent).

(iii) The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to Executive’s employment or engagement with the Company, a customer, supplier, or vendor of the Company of whom Executive learned, with whom Executive had business contact or about whom Executive obtained Proprietary Information at any time during Executive’s engagement with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom Executive learned, with whom Executive had business contact, or about whom Executive obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to Executive’s termination of employment or engagement with the Company.

(iv) The term “Company Personnel” means any individual or entity who is or was at any time during the six months period prior to Executive’s solicitation or other activity prohibited by Section 5(c), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(v) The term “Restricted Territory” means each city, county, state, territory and country in which (i) Executive provided services or had a material presence or influence at any time during the last two years of Executive’s employment or engagement with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment or engagement with the Company.

6. Insurance; Indemnification.

(a) Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b) Indemnification. Executive will be provided with indemnification against third party claims related to his work for the Company to the extent permitted by Australian law including without limitation the Corporations Act 2001 (Cth). The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other executive officers.

7. Parachute Payments. (a) Notwithstanding any other provisions of this Agreement or any Company or Parent equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such

Exh 4.23-12

payments and benefits, including the payments and benefits under Section 4 of this Agreement, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 7) of this Agreement to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (I) reduction on a pro- rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section

409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(b) All determinations regarding the application of this Section 7 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7, the excess amount shall be returned promptly by Executive to the Company.

8. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement (including the validity, scope and enforceability of this arbitration clause, but excluding any dispute, controversy or claim brought by the Company under the Proprietary Information and Inventions Agreement) shall be settled by final and binding arbitration in Boston, Massachusetts, before a single neutral arbitrator in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request. If the parties are unable to agree upon an arbitrator, one shall

Exh 4.23-13

be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 8 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the Massachusetts Executive Office of Labor and Workforce Development (or any similar agency in any applicable jurisdiction); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the Massachusetts Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10. Miscellaneous.

(a) Modification; Prior Claims. This Agreement and the Proprietary Information and Inventions Agreement (and the other documents referenced therein) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter, including any offer letter, employment agreement or other agreement with respect to employment or services between the Company and/or Parent and Executive. Executive hereby expressly agrees that any such prior agreements are hereby cancelled with immediate effect and he shall have no further rights or benefits thereunder. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b) Assignment; Assumption by Successor. Executive’s rights under this Agreement may not be assigned or delegated without the express written consent of the Company. The rights of the Company under this Agreement may, without the consent of Executive, be

Exh 4.23-14

assigned by the Company, in its sole and unfettered discretion, to Parent, any affiliate, related, and/or subsidiary entity of Parent, or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7, 8 and 10 of this Agreement shall survive Executive’s termination of employment.

(d) Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to the conflicts

Exh 4.23-15

of laws principles thereof. Except as provided in Sections 5 and 8, any suit brought hereon shall be brought in the state or federal courts sitting in Middlesex County, Massachusetts, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Subject to Sections 5 and 8, each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement, and the right to consult with and have the Agreement reviewed by legal counsel.

(n) Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A.

(i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the termination benefits payable under Section 4(b), if any, shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this

Exh 4.23-16

Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury Regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(ii) If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 10(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iv) To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(v) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(vi) In the event that the amounts payable under Section 4(b) are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following Executive’s

Exh 4.23-17

Separation from Service.

[SIGNATURE PAGE FOLLOWS]

Exh 4.23-18

January 15, 2023

IN WITNESS WHEREOF, the parties have executed this Agreement as of .

BIONOMICS, INC.

Bionomics Limited, being the sole stockholder of

Bionomics, Inc.

By: /s/ David Wilson

Name: David Wilson

Title: Chairman of the Remuneration Committee of

Bionomics Limited

EXECUTIVE

/s/ Spyros Papetropoulos

Spyridon “Spyros” Papapetropoulos

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

LIST OF OUTSIDE PROFESSIONAL ACTIVITIES AND ROLES

List here any board memberships you expect to continue serving in during the term of the

Agreement.

See previous Exhibit A

See previous Exhibit A

See previous Exhibit A

See previous Exhibit A

See previous Exhibit A

☐ Check here if NONE

List here any other professional activities or roles you expect to continue serving in during the term of the Agreement.

See previous Exhibit A

See previous Exhibit A

See previous Exhibit A

See previous Exhibit A

See previous Exhibit A

☐ Check here if NONE

EXHIBIT V

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal development and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this day of ,

, between Spyridon “Spyros” Papapetropoulos (“Executive”), and Bionomics, Inc. (the

“Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement effective as of January 5, 2023 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations (including, for clarity, Bionomics Limited), affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under Australian and U.S. federal, state, or local laws, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation,claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended,

29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section

206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Executive does not release any Claims which may not be released under applicable law or the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as

COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission, the Massachusetts Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vi) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;(vii) Claims Executive may have to be vested or earned compensation and benefits, and

(iii) Executive’s right to communicate or cooperate with any government agency.

(b) Executive acknowledges that this Release was presented to him on the date indicated above and that Executive is entitled to have [twenty-one (21)][forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)][forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in section (c) above.

(e) Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Executive’s termination of employment.

2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of Massachusetts applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Middlesex County, Massachusetts, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Subject to Sections 5 and 8 of the Agreement, each party hereby agrees that any such court shall have in personal jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.

6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE BIONOMICS, INC.

By:

Print Name: Spyridon “Spyros” Papapetropoulos Print Name:

Title:

SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS

EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[see attached]